Ex23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Chyron Corporation

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-01861 and 333-152205) of Chyron Corporation of our report dated March 23, 2009, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ BDO Seidman, LLP

BDO Seidman, LLP

Melville, New York

March 23, 2009